NOVASTAR FINANCIAL, INC.

Code of Conduct

Overview

To keep the confidence and trust of our investors, customers and the general public, each of us must approach our work with integrity and an unwavering determination to act in accordance with the law and the highest standards of ethical conduct and fair dealing in all situations. This Code of Conduct outlines NovaStar’s commitment to the highest degree of ethical business standards.

As a condition of employment, each director, officer and employee is expected to comply with this Code of Conduct and will be held accountable if he or she fails to do so. Any violation of this Code, or any conduct that violates any law, rule, regulation, or ethical or professional norm, is subject to disciplinary action, up to and including termination of employment. Directors, officers and employees are also expected to cooperate fully with any Company audits or investigations and to answer all questions fully and truthfully. It is a violation of Company policy to intimidate or impose any other form of retaliation on any director or employee who, in good faith, reports any actual or suspected legal, ethical, or policy violation.

This Code provides the standards of conduct that guide all directors, officers and employees of NovaStar. All of our directors, officers and employees must conduct themselves appropriately and seek to avoid even the appearance of improper behavior.

Conflicts of Interest and Corporate Opportunities

You are expected to devote your best efforts to the performance of your job at NovaStar. You are expected to use good judgment, to adhere to high ethical standards, and to avoid situations that create an actual or potential conflict between your personal interests and the interests of NovaStar. A conflict of interest exists when your loyalties or actions are divided between the Company’s interests and those of another such as a competitor, supplier, customer or family member. Both the fact and the appearance of a conflict of interest should be avoided. If you are uncertain as to whether a certain activity, transaction, or relationship constitutes a conflict of interest, you should discuss it with your immediate supervisor, Human Resources Management or the company legal counsel for clarification.

This policy does not attempt to describe all possible conflicts of interest that could develop. Some of the more common conflicts from which you should refrain, however, include the following:

1.

Accepting personal gifts or entertainment from competitors, customers, suppliers, or potential suppliers that would be perceived as being improper or as compromising to your integrity or the integrity of NovaStar.

2.	Working for a competitor, supplier or customer;

3.	Engaging in self-employment in competition with the Company;

4.	Engaging in business in competition with the Company with a family member or “significant other”

5.	Using proprietary or confidential information for personal gain or to the Company’s detriment;

6.	Having direct or indirect financial interest in another company, other than as a less-than 5% holder of that company’s publicly traded stock;

7.	Using Company assets or labor for personal use;

8.	Acquiring any interest in property or assets of any kind for the purpose of selling or leasing it to the Company for personal benefit that would be detrimental to the Company or its shareholders;

9.	Committing the Company to give its financial or other support to any unauthorized outside activity or organization; and

10.

Obtaining a personal loan or a guaranty of a personal obligation from the Company for a director, officer, employee or one of your family members, except for certain loans authorized by Section 13 of the Securities Exchange Act of 1934, and in accordance with the Company’s policy on personal loans.

You should be aware that if you enter into a personal relationship with a subordinate employee or with an employee of a competitor, supplier, or customer, a potential conflict of interest exists that requires full written disclosure to the Company.

Gifts

Should any question arise in your mind about the nature or appropriateness of any gift the gift should be respectfully declined. If a third party would perceive the gift as being improper or as compromising to your integrity or the integrity of NovaStar, the gift should be respectfully declined. Any questions about whether or not to accept a gift should be reviewed with your manager.

You are prohibited (by law) to ask for, receive or agree to receive “anything of value,” for himself or herself or a family member, in connection with any transaction or business of NovaStar. Gifts of cash and/or monetary equivalents are specifically prohibited. Company sponsored rewards and incentive programs are explicitly excluded from this policy.

Outside Employment

You may hold an outside job as long as you meet the performance standards of your job with the Company. However, if you fail to meet your performance standards, you will be subject to disciplinary action, up to and including termination of your employment with NovaStar. You should consider the impact outside employment might have on your health and physical well being.

As discussed more fully in the Conflict of Interest Policy above, outside employment that constitutes a conflict of interest is strictly prohibited. You may not receive any income or material gain from individuals outside the Company for material produced or services rendered while performing your job within the Company. If you hold a managerial position, you should disclose any outside employment, including consulting relationships, and obtain prior approval from the President or Chief Executive Officer.

Confidentiality

You may be entrusted with important information about the Company’s and/or its clients’ financial condition, results of operations, competitive position, future plans or other related information which has not been made public. It is essential that the business and internal affairs of the Company and its clients be kept confidential. Company property includes not only tangible property, like desks and computers, but also intangible property such as information. Of particular importance is proprietary information and confidential information. Proprietary information includes all information obtained by you in the course of your work. Confidential information is any Company information that is not generally known to the public or the industry. Information about the Company’s plans, products, and systems is considered both proprietary, confidential and is among the Company’s most valuable assets.

It is your responsibility to protect NovaStar’s confidential and/or proprietary information from release or misuse. You may not use or disclose any such information for personal gain, nor reveal it to anyone outside the Company at any time during or after your employment with NovaStar, without due legal process or as otherwise required by law. Any breach of security should be promptly reported to the company legal counsel.

Outside Directorships

You must obtain written approval from the President or Chief Executive Officer before accepting a position as a director or trustee in any outside organization, other than in the case of community charitable activities, education institutions or dissimilar family businesses. Individual senior officers must additionally obtain approval from the Board of Directors.

Protection and Proper Use of Company Assets

You have an obligation to protect NovaStar’s assets (e.g. computer equipment and software, intellectual property, etc.) and ensure that those assets are efficiently used. All of NovaStar’s assets must only be used for legitimate business purposes.

Unfair Business Practices

NovaStar's commitment to high ethical standards in its business practices with customers, business partners, suppliers and competitors is reflected in our dedication to candid and forthright communications about our products and services. Unfair and deceptive business practices (e.g., manipulation, concealment, abuse of privileged information, the misrepresentation of material facts, or any other unfair dealing practice) are strictly prohibited.

Compliance with Laws, Rules and Regulations

You are prohibited from taking any action either personally, or on behalf of the Company, that will violate any law or regulation or internal policy.

Credit

You shall not make any unlawful preferential extension of credit to any person, including but not limited to, any employee, customer, director or principle shareholder of any customer or prospective customer.

Furthermore, you shall not obtain unauthorized credit reports using Company equipment.

Bribes

You may not utilize, either directly or indirectly, company funds or NovaStar property for any unlawful or improper use. No bribes or kickbacks shall be given or accepted by you to obtain or retain business; seek preferential treatment; or any other improper activity.

Insider Trading

The stock of NovaStar Financial Corporation is publicly held and traded on the New York Stock Exchange. In order to ensure that all investors have equal opportunity and fair advantage to make investment decisions, all NovaStar directors, officers and employees are subject to federal "insider trading" laws that prohibit them from buying or selling stock with advance knowledge of important company information that is unavailable to the general public. Such information may include proposed mergers or acquisitions, earnings predictions or changes in predicted earnings, new equity or debt offerings, unreleased production numbers and new product information. NovaStar directors, officers and employees are also prohibited from disclosing "inside information" to others who may use the information to trade company stock.

NovaStar's policies with respect to "insider trading" are also strictly enforced in reference to business partner information as to which NovaStar directors, officers and employees may have advance knowledge. Policies and procedures regarding insider trading have been approved by the Board and provide additional guidance to all NovaStar directors, officers and employees. If you have questions of concerns regarding this policy please contact company legal counsel for clarification.

Seeking Guidance

If you are unsure of what to do in a particular situation or you question whether a situation could be a violation of Company ethical policies or otherwise be improper then you should seek guidance before you act. Guidance can be obtained from your manager, or if you feel that it is not appropriate to discuss this matter with your manager, then you should contact your local Human Resources Manager. If you seek an interpretation or clarification of the policies and procedures noted above, please contact company legal counsel directly for clarification.

Reporting

If you become aware of any employee, officer or director who may be in violation of this Code, or otherwise is involved in any illegal, unethical or improper action then you should report this information to an appropriate person. In most cases this is your manager, but if the situation involves your manager, or you would prefer to report this information anonymously, you may call the Company’s Ethics Hotline (1-800-591-1137). Any member of management who becomes aware of a violation of this Code, or any illegal unethical or improper action by one their employees is required to report this information to the Director of Internal Audit Services.

If your report concerns accounting, internal accounting controls or auditing matters you should report this by calling the Company’s Ethics Hotline (1-800-591-1137), in which case it will be brought to the attention of the Audit Committee of the Board of Directors. You may also submit a report online from the Corporate Governance section of the Company’s website. Your report may be made confidentially and anonymously.

We also provide the means to confidentially and anonymously report concerns about accounting, internal accounting controls or auditing matters in writing by reporting these concerns to the Director of Internal Audit who shall promptly deliver such report to the Audit Committee of the Board of Directors. The Audit Committee may also be contacted by U.S. mail at the following address:

The Audit Committee of the Board of Directors

NovaStar Financial, Inc.

8140 Ward Parkway, Suite 300

Kansas City, MO 64114

IT IS A VIOLATION OF COMPANY POLICY TO INTIMIDATE OR IMPOSE ANY OTHER FORM OF RETALIATION ON ANY EMPLOYEE WHO, IN GOOD FAITH, LAWFULLY OR TRUTHFULLY REPORTS ANY ACTUAL OR SUSPECTED LEGAL, ETHICAL OR POLICY VIOLATION.

Investigations

All reports received will be investigated and appropriate action will be taken. Depending on the circumstances, reports may be forwarded to the President or Chief Executive Officer, the Board of Directors or the Audit Committee of the Board. We will try and maintain the anonymity and confidentiality of reports and those providing such reports. We cannot guarantee, however, the eventual anonymity or confidentiality of any such report in the event that an effective investigation requires otherwise.

Waivers From the Code

While some of our policies must be strictly adhered to and no waivers or exceptions can be allowed, in other cases, they may be possible. For example, a minor conflict of interest may be resolved simply by disclosure of the conflict to all interested parties. If you believe that a waiver, exception or modification to any of our policies is appropriate in your case, you should contact your manager. If your manager agrees that that an exception is appropriate, the waiver, exception or modification must be forwarded through Human Resources to the President or Chief Executive Officer for approval. The Human Resources department is responsible for maintaining a record of all requests for waivers, exceptions and the disposition of these requests.

No waiver or exception of compliance with this Code by a Section 16 Officer or a Director of the Company shall be considered or granted except as provided by the Board of Directors. Any such amendments to or waivers from this Code that are granted by the Board shall be promptly disclosed to shareholders.

Disciplinary Action

Any violation of this Code, or any conduct that violates any law, rule, regulation, or ethical or professional norm, is subject to disciplinary action, up to and including termination of employment. You are also expected to cooperate fully with any Company audits or investigations and to answer all questions fully and truthfully.

Administration of This Code

A committee consisting of the Company’s Legal Counsel, Human Resources, the Internal Audit Department, and others as the Chief Executive Officer may direct, shall meet at least annually to review the administration of this Code, and recommend to the President or Chief Executive Officer any amendments that may be necessary to assure its continued effectiveness, communication and enforcement. Any amendments, following approval by the Board of Directors, shall be communicated to all employees, officers and directors. The most updated version of this Code can be found in the Corporate Governance section of the Company website.

Responsibility for Disclosure.

While NovaStar’s CEO, President and all senior financial officers, including the CFO and principal accounting officer, are bound by all of the provisions of this Code of Conduct, the CEO, the President and the senior financial officers are subject to the following additional specific policies:

1.         The CEO, the President and all senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in reports and documents that NovaStar files with, or submits to, the SEC and in other public communications made by NovaStar. Accordingly, it is the responsibility of the CEO, the President and each senior financial officer promptly to bring to the attention of the Disclosure Committee any material information of which he or she may become aware that affects the disclosures made by NovaStar in its public filings or communications and otherwise assist the Disclosure Committee in fulfilling its responsibilities.

2.         The CEO, the President and each senior financial officer must promptly bring to the attention of the Disclosure Committee and the Audit Committee any information he or she may have concerning (a) significant deficiencies or material weaknesses in the design or operation of internal controls which could adversely affect NovaStar’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in NovaStar’s financial reporting, disclosures or internal controls.